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                                                                    EXHIBIT 23.2

               CONSENT OF CALDWELL, BECKER, DERVIN, PETRICK & CO.
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    The undersigned independent certified public accounting firm hereby consents to the inclusion of its report on the financial statements of Consumer Net Marketplace, Inc. for the period from inception (May 9, 1996) to December 31, 1996, and to the reference to it as experts in accounting and auditing relating to said financial statements, in the Registration Statement for Consumer Net Marketplace, Inc., dated November 12, 1998.


/s/ CALDWELL, BECKER, DERVIN, PETRICK & CO.
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CALDWELL, BECKER, DERVIN, PETRICK & CO.


Los Angeles, California
November 12, 1998